Exhibit 10.1

ABAXIS
Corporate Headquarters
3240 Whipple Road, Union City, CA  94587
Phone: 510.675.6500       Fax: 510.441.6150
www.abaxis.com

Abaxis Europe GmbH
Otto-Hesse-Strasse 19
T9, 3. OG Ost
D-64293 Darmstadt Germany
Phone +.49.6151.350790
Fax     +.49.6151.3507911

May 1, 2014

Craig Tockman, DVM
#### ####### ####
#########, ##  #####

Dear Craig:

As we have discussed, the Board of Directors of Abaxis, Inc. (the “Company”) has approved your promotion to Vice President of Sales and Marketing for North American Animal Health. This letter agreement, which shall supersede and replace your offer letter from the Company dated April 28, 2006 in its entirety, sets forth the revised terms and conditions of your employment with the Company as of May 5, 2014, the effective date of your promotion.

As set forth above, your title will be Vice President of Sales and Marketing for North American Animal Health.  You will report to me and perform such duties and responsibilities as are assigned to you.

Your annual base salary will be $260,000, subject to applicable payroll withholdings and deductions, paid on a bi-weekly basis in accordance with the Company's customary payroll procedures. In addition, for so long as you are an executive officer, you will be eligible to participate in the Company’s annual executive management bonus plans, as they may be amended from time to time (the “Bonus Plan”), with a FY2015 target bonus of $300,000. You continue to be eligible to participate in all benefit plans the Company makes available to employees generally, on the terms and conditions governing those plans. The Company reserves the right to modify compensation and benefits from time to time, in its sole discretion (subject to any limitations set forth in the Severance Plan (as defined below) or Equity Plan (as defined below)).

In connection with your promotion, you will receive a relocation bonus in the amount of $100,000, to be paid no later than May 31, 2014, subject to applicable tax withholdings (the “Relocation Bonus”). If you resign your employment for any reason, or your employment is terminated by the Company for Cause (as defined in the Severance Plan), in either case before May 5, 2018, you will be required to repay up to the full pre-tax amount of the Relocation Bonus to the Company, with the repayment amount to pro-rated based on the number of days between May 5, 2014 and May 5, 2018 that you were employed by the Company. You will be relieved from this repayment obligation if there is a Change in Control (as defined in the 2005 Equity Incentive Plan) (the “Equity Plan”)) before May 5, 2018 and you remain an employee of the Company through the date of such Change in Control.

Your existing equity interests in the Company will continue to be governed by the terms and conditions currently in effect. Additionally, you will be granted 9,000 restricted stock units (“RSUs”) under the Equity Plan subject to time based vesting, and 16,000 RSUs under the Equity Plan subject to performance-based vesting. Both RSU grants shall be subject to the terms and conditions of the Equity Plan and restricted stock unit grant notices and agreements to be issued to you. Notwithstanding your status as an executive officer and the terms of Section 13 of the Equity Plan, none of your equity interests in the Company shall be subject to accelerated vesting upon a Change in Control.

Effective as of your promotion, you will be deemed a participant in the Company’s Executive Change in Control Severance Plan (the “Severance Plan”), provided, however, that: (a) you will not be entitled to accelerated vesting set forth in Article IV of the Severance Plan; (b) in the event you become eligible for separation benefits under Article V of the Severance Plan, in addition to the separation benefits set forth in Section 5.2(a) through (c) of the Severance Plan, 100% of any unvested RSUs or other equity-based instruments granted to you by the Company will be deemed vested and exercisable as of your last day of employment, subject to your compliance with the terms of the Severance Plan; (c) you will not be entitled to the payment set forth in Section 5.4 of the Severance Plan; and (d) in lieu of the payment set forth in Section 5.4 of the Severance Plan, the provisions set forth in Attachment One to this letter shall apply.

Exhibit 10.1

You are expected to continue abiding by all Company policies and procedures in effect from time to time, as well as your existing Proprietary Information Agreement.

Your employment with the Company is for no specified period. This means that you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause or advance notice.

This letter, along with your Proprietary Information Agreement, sets forth all of the terms of your employment with the Company, and supersedes any prior representations or agreements, whether written or oral. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by duly authorized Company officer and you to be effective.

To indicate your acceptance of these terms, please sign and date this letter (in the space provided below) and return the fully executed document to me.

Sincerely,

/s/ Clinton H. Severson
Clinton H. Severson
Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Craig Tockman, DVM	Date: 5/1/14
Craig Tockman, DVM

Exhibit 10.1

Attachment One
Substitute for Payment Described in Section 5.4 of Severance Plan
(Best After Tax)

If any payment or benefit you would receive from the Company or otherwise in connection with a Change in Control (as defined in the Severance Plan) or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this agreement, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount.

The “Reduced Amount” will be either (a) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (b) the largest portion, up to and including the total, of the Payment, whichever amount ((a) or (b)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of equity awards other than stock options; cancellation of accelerated vesting of stock options; and reduction of other benefits paid to you.  Within any such category of payments and benefits, a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from your equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

The registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations. If the registered public accounting firm so engaged by the Company is serving as accountant or auditor for the acquirer or is otherwise unable or unwilling to perform the calculations, the Company will appoint a nationally recognized firm that has expertise in these calculations to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and you within thirty (30) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as reasonably requested by the Company or you.  Any good faith determinations of the independent registered public accounting firm made hereunder will be final, binding and conclusive upon the Company and you.